Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2012 RESULTS

Life insurance licensed sales force increased to 90,868

23% increase in net income to $46.2 million; Diluted EPS of $0.72 up 46%;
Diluted operating EPS of $0.71 up 40%

13.9% net income return on stockholders’ equity; 14.8% net operating income return on adjusted stockholders’ equity

44% increase in Term Life pre-tax income

$150 million share repurchase from Warburg Pincus in April

$375 million inaugural debt offering in July

Duluth, GA, August 7, 2012 – Primerica, Inc. (NYSE: PRI) announced today financial results for the second quarter ended June 30, 2012.  Total revenues were $300.5 million in the second quarter of 2012 and net income was $46.2 million, or $0.72 per diluted share.  Operating revenues increased by 8% to $296.2 million in the second quarter of 2012, compared with $273.1 million in the second quarter of 2011.  Net operating income grew by 18% to $45.5 million, or $0.71 per diluted share, in the second quarter of 2012, compared with $38.6 million, or $0.51 per diluted share, in the second quarter of 2011.  The year-over-year trends reflect strong performance in the Term Life segment and the impact of our share repurchases as well as higher prior year insurance and operating expenses.  Net operating income return on adjusted stockholders’ equity (ROAE) was 14.8% (13.9% on a net income and stockholders’ equity basis) for the quarter ended June 30, 2012, the highest since becoming a public company in 2010.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our 18% increase in net operating income in the second quarter and share repurchases drove a 40% increase in net operating earnings per diluted share and increased net operating return on adjusted stockholders equity to 14.8% from 11.6% in the year ago period.  Our simple products and disciplined approach to business enhancements and capital management will continue to provide opportunities for strong long-term results.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “Sales force distribution development showed strength this quarter with the size of our life licensed sales force growing and our focus on licensing resulting in a 21% increase in new life insurance licenses. Our Investment and Savings Products sales also grew 5% in the second quarter as we continued to demonstrate the power of our large scale distribution model by producing over $100 million of fixed indexed annuity sales in the first full quarter the product was offered.”

Distribution Results

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The size of our life-licensed insurance sales force grew to 90,868 at June 30, 2012 from 90,519 at June 30, 2011 and 89,651 at March 31, 2012.  Sales force growth was driven by 9,786 new life licenses in the second quarter of 2012, a 21% increase from the second quarter of 2011 and a 28% increase from the first quarter of 2012.  Recruiting of new representatives in the second quarter of 2012 declined 25% to 48,976 compared with the second quarter of 2011 and was down 16% from the first quarter of 2012 largely reflecting the strong focus on getting new representatives through the licensing process.  Recruiting in the second quarter of 2011 also benefited from the post-convention recruiting surge in June and July of 2011.

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Term life insurance policies issued increased slightly to 60,583 in the second quarter of 2012, compared with the year ago period.  Sequentially, term life insurance policies issued increased 8% compared with the first quarter of 2012, largely reflecting typical seasonality.  Term Life net premium revenue increased 28% to $138.3 million in the second quarter of 2012, compared with the second quarter a year ago and increased by 8% from the first quarter as we continue to build the Term Life book of business.

●
Investment and Savings Products sales grew 5% to $1.19 billion in the second quarter of 2012 from the year ago quarter primarily as a result of sales growth in our recently launched fixed indexed annuity and managed account products. Total sales levels were consistent with the first quarter of 2012.  Client asset values at June 30, 2012 declined 2% to $35.29 billion relative to a year ago and declined 3% compared with March 31, 2012, primarily reflecting market conditions in the U.S. and Canada.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q2 2012	Q2 2011(2)	% Change	Q2 2012	Q2 2011(2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$162,732	$131,641	24%	$162,732	$131,641	24%
Investment and Savings Products	102,967	104,586	-2%	102,967	104,586	-2%
Corporate and Other Distributed Products	34,826	38,868	-10%	30,505	36,833	-17%
Total revenues	$300,525	$275,095	9%	$296,204	$273,060	8%

Income (loss) before income taxes:
Term Life Insurance	$51,724	$36,026	44%	$51,724	$36,026	44%
Investment and Savings Products	29,444	30,470	-3%	29,444	30,470	-3%
Corporate and Other Distributed Products	(9,247)	(8,031)	-15%	(10,376)	(6,520)	-59%
Total income before income taxes	$71,921	$58,465	23%	$70,792	$59,976	18%

(1)	See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

(2)	Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

Term Life Insurance.  Operating revenues grew by 24% to $162.7 million in the second quarter of 2012, compared with the same period a year ago.  Net premiums continue to build with the in force block, up 28% from the prior year period.  Net investment income increased year-over-year consistent with the growth in assets allocated to support the Term Life business.  Net investment income was not notably impacted by low prevailing market interest rates.

Operating income before income taxes increased by 44% over the prior year period to $51.7 million additionally reflecting higher deferrals of commissions consistent with incentive program changes as well as prior year new product launch and convention-related expenses, partially offset by growth in premium-related expenses.  Interest expense increased in the quarter due to the redundant reserve financing executed in March 2012.  Persistency and mortality experience were both consistent with the prior year period.

Sequentially, operating income before income taxes increased by 17% reflecting continued premium growth, seasonally stronger persistency and lower incurred claims in the second quarter of 2012, compared with the first quarter of 2012.  The stronger seasonal second quarter persistency resulted in lower DAC amortization partially offset by higher reserve increases in the second quarter of 2012, compared with the prior quarter.  Results were also impacted by higher interest expense associated with the new redundant reserve financing and higher life insurance licensing-related expenses.

Investment and Savings Products.   Operating revenues declined 2% to $103.0 million and operating income before income taxes declined 3% to $29.4 million in the second quarter of 2012, compared with the second quarter of 2011, reflecting a slight decline in average client asset values consistent with market performance.  We also experienced a modest shift in sales mix towards managed accounts, which provide ongoing asset-based revenues rather than sales-based revenues.

Sequentially, operating income before income taxes increased 2% from the first quarter of 2012 reflecting higher sales of sales-based revenue generating products and slightly higher average client asset values.

Corporate and Other Distributed Products.  Operating revenues decreased by 17%, or $6.3 million, to $30.5 million in the second quarter of 2012 from the second quarter of 2011 largely reflecting a lower invested asset base following our stock repurchases.  As is the case with the Term Life segment, the low interest rate environment did not meaningfully impact Corporate and Other Distributed Products segment results.  Year-over-year operating losses before income taxes for this segment increased by $3.9 million to $10.4 million as lower investment income was partially offset by lower claims on the short-term disability products underwritten by our New York insurance subsidiary.

Taxes

Our effective income tax rate for the second quarter of 2012 was 35.8%, compared with 35.7% for the same quarter a year ago.  Our effective income tax rate increased from 34.2% in the first quarter of 2012 due to a lower effective Canadian tax rate in the first quarter of 2012.

Capital and Liquidity

In April 2012, we repurchased 5.7 million shares of common stock from equity funds managed by Warburg Pincus for a purchase price of $150 million.  As of June 30, 2012, our investments and cash totaled $2.02 billion, compared with $2.17 billion as of March 31, 2012.  Our invested asset portfolio had a net unrealized gain of $166.7 million (net of unrealized losses of $6.2 million) at June 30, 2012, down from a net unrealized gain of $170.6 million (net of unrealized losses of $5.9 million) at March 31, 2012.  Net realized gains for the quarter were $4.3 million, which included $0.1 million of other-than-temporary impairments.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio is estimated to be in excess of 570% as of June 30, 2012, and well positioned to support existing operations and fund future growth.

Our debt-to-capital ratio remained low at 19.0% as of June 30, 2012.  In July 2012, we completed our first public debt offering of $375 million in aggregate principal amount of Senior Notes due 2022.  The notes bear an annual interest rate of 4.750%.  The majority of the offering proceeds were used to repay Primerica’s $300 million note payable to a subsidiary of Citigroup Inc. and the remaining proceeds will be used for general corporate purposes including share repurchases. If this offering had been completed as of June 30, 2012 our debt-to capital ratio would have been 22.7%.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, August 8, 2012 at 9:00 am EDT, to discuss second quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America.  Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties.  In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products.  We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us.  Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
770-564-7757
Email: investorrelations@primerica.com

Media Contact:
Mark L. Supic
770-564-6329
Email: mark.supic@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	June 30,	December 31,
	2012 (1)	2011 (2)
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,823,729	$1,959,156
Equity securities available for sale, at fair value	31,811	26,712
Trading securities, at fair value	29,038	9,640
Policy loans and other invested assets	24,201	25,996
Total investments	1,908,779	2,021,504
Cash and cash equivalents	108,062	136,078
Accrued investment income	20,220	21,579
Due from reinsurers	3,903,028	3,855,318
Deferred policy acquisition costs	990,558	904,485
Premiums and other receivables	167,746	163,845
Intangible assets	70,226	71,928
Other assets	281,818	268,485
Separate account assets	2,500,640	2,408,598
Total assets	$9,951,077	$9,851,820

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,723,359	$4,614,860
Unearned premiums	9,476	7,022
Policy claims and other benefits payable	236,717	241,754
Other policyholders' funds	347,763	340,766
Note payable	300,000	300,000
Income taxes	82,755	81,316
Other liabilities	329,538	381,496
Payable under securities lending	143,963	149,358
Separate account liabilities	2,500,640	2,408,598
Total liabilities	8,674,211	8,525,170

Stockholders' equity:
Common stock	599	649
Paid-in capital	693,717	835,232
Retained earnings	426,936	344,104
Accumulated other comprehensive income, net of income tax	155,614	146,665
Total stockholders' equity	1,276,866	1,326,650
Total liabilities and stockholders' equity	$9,951,077	$9,851,820

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income

	Three months ended June 30,
	2012 (1)	2011 (1) (2)
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$570,073	$560,881
Ceded premiums	(415,815)	(435,564)
Net premiums	154,258	125,317
Commissions and fees	106,761	108,698
Net investment income	23,605	27,229
Realized investment gains, including OTTI	4,321	2,035
Other, net	11,580	11,816
Total revenues	300,525	275,095

Benefits and expenses:
Benefits and claims	68,925	57,272
Amortization of deferred policy acquisition costs	28,205	23,975
Sales commissions	51,475	50,273
Insurance expenses	24,589	26,988
Insurance commissions	6,458	9,534
Interest expense	8,506	6,998
Other operating expenses	40,446	41,590
Total benefits and expenses	228,604	216,630
Income before income taxes	71,921	58,465
Income taxes	25,741	20,845
Net income	$46,180	$37,620

Earnings per share:
Basic	$0.73	$0.50
Diluted	$0.72	$0.49

Shares used in computing earnings per share:
Basic	61,531	73,457
Diluted	62,687	74,201

(1)	Unaudited
(2)	Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2012	2011 (1)	% Change
Operating revenues	$296,204	$273,060	8%
Realized investment gains, including OTTI	4,321	2,035
Total revenues	$300,525	$275,095	9%

Operating income before income taxes	$70,792	$59,976	18%
Realized investment gains, including OTTI	4,321	2,035
Other operating expense - equity awards	(3,192)	(3,546)
Income before income taxes	$71,921	$58,465	23%

Net operating income	$45,455	$38,592	18%
Realized investment gains, including OTTI	4,321	2,035
Other operating expense - equity awards	(3,192)	(3,546)
Tax impact of reconciling items	(404)	539
Net income	$46,180	$37,620	23%

Diluted operating earnings per share	$0.71	$0.51	40%
Net after-tax impact of operating adjustments	0.01	(0.02)
Diluted earnings per share	$0.72	$0.49	46%

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended June 30,
	2012	2011 (1)
Operating revenues	$30,505	$36,833
Realized investment gains, including OTTI	4,321	2,035
Total revenues	$34,826	$38,868

Operating loss before income taxes	$(10,376)	$(6,520)
Realized investment gains, including OTTI	4,321	2,035
Other operating expense - equity awards	(3,192)	(3,546)
Loss before income taxes	$(9,247)	$(8,031)

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

June 30, 2012
Adjusted stockholders' equity	$1,171,710
Unrealized net investment gains recorded in stockholders' equity	105,156
Stockholders' equity	$1,276,866